EXHIBIT 3
ARTICLES OF AMENDMENT
BY
QUETZAL CAPITAL 1, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, Quetzal Capital 1, Inc., a Florida Corporation (the “Company”), hereby files its Articles of Amendment to its Articles of Incorporation:
FIRST: The Company amends the following Articles to state as follows:

ARTICLE I

The name of the corporation is:

Valley Forge Composite Technologies, Inc.

ARTICLE II

The principal place of business address is:

628 Jamie Circle
King of Prussia, PA 19406.

The mailing address of the corporation is:

628 Jamie Circle
King of Prussia, PA 19406.

ARTICLE V

The name and Florida street address of the Registered Agent is:

Russell C. Weigel, III
Russell C. Weigel, III, P.A.
One Southeast Third Avenue
Suite 1750
Miami. Florida 33131

I certify that I am familiar with and accept the responsibilities of Registered Agent.

/s/ RUSSELL C. WEIGEL, III
RUSSELL C. WEIGEL, III

ARTICLE VII

The officers and directors of the Company are:

Louis J. Brothers, President and Director
Larry K. Wilhide, Vice-President and Director
628 Jamie Circle
King of Prussia, PA 19406.

SECOND: On July 6, 2006, a majority of the shareholders of Quetzal Capital 1, Inc. approved these amendments to the Articles of Incorporation. The number of votes cast for the amendments was sufficient for approval.

THIRD: The effective date of this amendment is July 6, 2006.

IN WITNESS THEREOF, the Company has caused these Articles of Amendment to be executed on its behalf by its authorized person on the 6th day of July, 2006.

By: /s/ Louis J. Brothers
Louis J. Brothers
President